EXHIBIT 99.1



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                                  PRESS RELEASE
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FOR IMMEDIATE RELEASE                           CONTACT:  JAMES L. DAVIDSON, JR.
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January 23, 1998                                          PRESIDENT & CEO
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                                                          (804) 845-2371
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         FFVA Financial Corporation (NASDAQ-FFFC), the holding company for First
Federal Savings Bank of Lynchburg, Virginia announced fourth quarter earnings of $.12 per share compared to $.38 earned during the same quarter a year ago. The company also announced earnings of $1.48 per share for the year ending December 31, 1997 compared to $1.10 per share for the year ending December 31, 1996. Net income for the quarter ending December 31, 1997 totalled $530,000 as compared to $1,786,000 for the quarter ending December 31, 1996. Net income for the years ending December 31, 1997 and 1996 totalled $6.4 million and $5.5 million, respectively. The 1996 results were negatively impacted by a special pre-tax charge of $2.2 million to recapitalize the SAIF portion of the FDIC. On December 16, 1997, FFVA announced the signing of a definitive agreement to merge with One Valley Bancorp (NYSE:OV). One Valley is a $4.6 billion multi-bank holding company headquartered in Charleston, West Virginia. Fourth quarter pre-tax earnings were reduced approximately $2.1 million as a result of merger related charges. Without these special merger related charges, net income after taxes would have approximated the $2.1 million earned during the third quarter of 1997.

         James L. Davidson, Jr. President and CEO, reported that the company continued its pattern of growth in 1997. Assets at December 31, 1997 totalled $579.7 million, an increase of $45.9 million from the year ended 1996. Deposits increased $18.3 million and loan balances grew by $5.8 million for the year. Mr. Davidson also reported that asset quality at FFVA continues to be strong. The non-performing asset ratio at December 31, 1997 was .19% of total loans compared to .54% at December 31, 1996. This ratio compares favorably with peer group thrift holding companies. FFVA's coverage ratio of loan loss reserves to non-performing assets at December 31, 1997 was 530.28%, and is expected to be adequate to cover potential losses on the current level of non-performing assets.

         A summary of the results of operations for the three and twelve month periods ending December 31, 1997 and 1996 is as follows:


                                    Three Months Ended               Twelve Months Ended
                                        December 31                       December 31
(In Thousands)                      1997           1996                 1997         1996
                                    ----           ----                 ----         ----

Net Interest Income              $ 5,208          $5,038             $ 20,664      $19,811
Provision for Credit Loss            150              --                  150           60
Non Interest Income                  410             427                1,692        1,321
Non Interest Expense           (a) 4,491           2,616           (a) 11,970    (b)12,569
Net Income                     (a)   530           1,786           (a)  6,436    (b) 5,463

Share Data:

Basic earnings per share         $   .12          $  .38             $   1.48      $  1.10
Diluted earnings per share       $   .11          $  .37             $   1.37      $  1.06

(a)      Reflects pre-tax merger related charges of $2.1 million.
(b) Reflects special pre-tax charge of $2.2 million to recapitalize the SAIF portion of the FDIC.

For further information, please contact James L. Davidson, Jr. or Ronald W. Neblett at (804) 845-2371.